Exhibit 10.1

January 2009

TENNESSEE VALLEY AUTHORITY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

1.           PURPOSE AND SCOPE

1.1
Establishment.  The Tennessee Valley Authority (TVA) hereby establishes, effective October 1, 1995, an unfunded supplemental retirement plan for selected employees and their beneficiaries as described herein, which shall be known as the “Supplemental Executive Retirement Plan” (the “Plan”).

1.2	Purpose. The purpose of the Plan is to provide retirement benefits to selected employees of TVA which are comparable to those provided by competing organizations.

2.           DEFINITIONS

Wherever used herein, the following terms have the meaning set forth below, unless a different meaning is clearly required by the context:

2.1
“Accrued Benefit” means an annual benefit commencing at the later of (a) the Normal Retirement Date or (b) the Participant’s age at the time of Separation from Service, and continuing during the expected lifetime of the Participant based on the applicable mortality table used by the TVA Retirement System.

2.2
“Actuarial Equivalent” means a benefit of equal value to a benefit otherwise payable in a different form or at a different time under the Plan, when computed on the basis of the mortality and interest rate that are used by the TVA Retirement System as in effect on the date distribution is made.

2.3
“Approved Termination” means termination of employment with TVA due to (a) retirement on or after the Participant’s Normal Retirement Date, (b) retirement on or after attainment of actual age 55, if such retirement has the approval of the Board or its delegatee, (c) death in service as an employee, (d) disability (as such term is defined under the Rules and Regulations of the TVA Retirement System) as determined by the Retirement Committee, or (e) any other circumstances approved by the Board or its delegatee.

2.4
“Average Compensation” means the highest average of Compensation during three consecutive Plan Years.  If a Participant has been an employee of TVA for less than three Plan Years, the average shall be determined based on the period of employment.

2.5
“Beneficiary” shall mean the person or persons, designated in writing by a Participant, who are to receive a benefit under this Plan in the event of a Participant’s death.  In the absence of any designated beneficiary or in the event that the designated beneficiary is deceased, then the beneficiary shall be the Participant’s estate.

2.6	“Board” means the Board of Directors of TVA.

2.7	“Compensation” means the sum of annual salary, unreduced by contributions under Internal Revenue Code sections 125, 132 and 402 (a)(8), plus annual incentive award.

2.8	“Credited Service” means actual service with TVA plus any additional service which the Board, or its delegatee, approves under this Plan.

2.9
“Date of Benefit Commencement” means the later of (a) the date benefit payments begin within four (4) months following the date the Participant turns age 55, but no later than March 15 of the year following the year in which the Participant turns age 55, or (b) the date benefit payments begin within four (4) months following the date of the Participant’s Separation from Service, but no later than March 15 of the year following the year of the Participant’s Separation from Service.

2.10	“Normal Retirement Date” shall mean the first of the month coincident with or next following the date on which the Participant has attained age 62.

2.11	“Participants” shall mean those employees participating in the Plan as provided in section 3.

2.12	“Plan Year“ is TVA’s fiscal year, October 1 to September 30.

2.13
“Prior Employer Offset” means the Actuarial Equivalent of the benefit earned under a prior employers’ qualified defined benefit pension plan or plans attributable to prior employer service, which is included in Credited Service under this Plan, assuming benefit payments are to begin at the Normal Retirement Date.  A Prior Employer Offset shall only apply if all or a portion of the period of service during which such benefit was earned is included in Credited Service.  The Board or its delegate may, in its sole discretion, waive all or part of the Prior Employer Offset for any Participant.

2.14
“Qualified Plan” means the retirement plan under which a Participant accrues benefits for his or her TVA service and may be any of the TVA Retirement System, the Civil Service Retirement System, or the Federal Employees Retirement System.

2.15
“Qualified Plan Offset” means the Actuarial Equivalent of the Participant’s benefit under the Qualified Plan, assuming the maximum benefit with no survivor elections and benefit payments beginning at the Normal Retirement Date, with the benefit calculated as follows:

2.15.1
For a Participant in the TVA Retirement System, Civil Service Retirement System, or Federal Employees Retirement System, the product of (a) the Participant’s average compensation (as defined under the Rules and Regulations of the TVA Retirement System), times (b) Credited Service (not to exceed 24 years), times (c) 1.3 percent.

2.15.2	[reserved]

2.16	“Retirement Committee” means a group of three persons appointed by the Board or its delegatee to administer the Plan.

2.17
“Separation from Service” or “separates from service” means the same as the term “separation from service” as defined in 26 CFR §1.409A-1(h) of the Internal Revenue Code Section 409A final regulations.

2.18
“Social Security Offset” means the primary benefit amount, commencing at the Participant’s Normal Retirement Date, that would be calculated under the Social Security Act as in effect at the time of the Participant’s Separation from Service.

In the event of an Unapproved Termination, the calculation shall be made assuming that the Participant continued to earn covered compensation until the Participant’s Normal Retirement Date at a rate equal to the maximum taxable wage base. In the event of an Approved Termination, the calculation shall be made assuming no further compensation is earned.  The Board or its delegatee may, in its sole discretion, waive all or part of the Social Security Offset for any Participant.

2.19	“Unapproved Termination” means a termination of employment with TVA that does not constitute an Approved Termination as such term is defined in section 2.3.

3.           PARTICIPATION

The Board, or its delegatee, shall select individual employees as Participants. Each Participant so selected shall be designated as a Tier One or a Tier Two Participant.

4.           BENEFIT ELIGIBILITY AND CALCULATION

4.1
Vesting.  A Participant will vest in his/her Accrued Benefit (a) after five (5) years of actual TVA service, unless otherwise waived by the Board or its delegatee, (b) upon death in service as an employee, or (c) upon disability (as such term is defined under the Rules and Regulations of the TVA Retirement System) as determined by the Retirement Committee.

4.2	A Participant’s Accrued Benefit is calculated at the time of the Participant’s Separation from Service as set forth below:

4.2.1
Tier One Participants.  The Accrued Benefit for Tier One Participants shall be equal to (a) the lesser of (i) 2.5 percent of Average Compensation times years of Credited Service and (ii) 60 percent of Average Compensation, minus (b) the sum of the Qualified Plan Offset, the Prior Employer Offset, and the Social Security Offset.

4.2.2
Tier Two Participants.  The Accrued Benefit for Tier Two Participants shall be equal to (a) 1.3 percent, times (b) years of Credited Service, times (c) the difference of (i) Average Compensation as defined as herein minus (ii) earnable compensation as defined in the Qualified Plan.

4.3
Benefit Payable for Approved Termination.  In the event of an Approved Termination, the Participant shall be eligible to receive a benefit equal to the Accrued Benefit subject to the reduction below.  In the event the Participant separates from service prior to the Normal Retirement Date, the Accrued Benefit shall be reduced by 5/12 percent for each month that the Date of Benefit Commencement precedes the Normal Retirement Date; however, in no event shall the benefit be reduced by more than 35 percent.

4.4
Benefit Payable for Death Prior to Date of Benefit Commencement.  In the event of a Participant’s death prior to the Date of Benefit Commencement, the Participant’s Beneficiary shall receive a lump-sum benefit that is the Actuarial Equivalent of the Accrued Benefit that would have been payable had the Participant separated from service on the date of death and elected a joint and 50 percent survivor benefit.

4.5	Benefit Payable for Unapproved Termination. In the event of an Unapproved Termination, the Participant shall receive a benefit equal to the Accrued Benefit subject to the reductions below.

4.5.1
In the event the Participant has less than ten (10) years of Credited Service at the time of Separation from Service, the Accrued Benefit shall be reduced by 10 percent for each full year of Credited Service less than ten (10) years.

4.5.2
In the event the Participant separates from service prior to the Normal Retirement Date, the Accrued Benefit, as reduced in Section 4.5.1 above, shall be further reduced by 10/12 percent for each month that the Date of Benefit Commencement precedes the Normal Retirement Date; however, in no event shall the Accrued Benefit, as reduced in Section 4.5.1 above, be reduced further by more than 70 percent.

5.           PAYMENT OF BENEFITS

5.1	Terms and Conditions of Benefit Payments. The benefit calculated under Section 4 above will be paid as follows:

5.1.1
For Participants in the Plan prior to January 1, 2009, the benefit calculated under Section 4 will be paid in the Actuarial Equivalent form of five (5) annual installments, unless a Participant has validly elected pursuant to IRS transition rules prior to January 1, 2009, to receive payments in the Actuarial Equivalent form of ten (10) annual installments.

5.1.2
For Participants first in the Plan on or after January 1, 2009, the benefit calculated under Section 4 will be paid in the Actuarial Equivalent form of five (5) annual installments, unless a Participant has validly elected under IRS rules within thirty (30) days of becoming a participant in the Plan, to receive payments in the Actuarial Equivalent form of ten (10) annual installments.

5.1.3
The first annual installment pursuant to Sections 5.1.1 and 5.1.2 above will be paid on the Date of Benefit Commencement, and subsequent annual installments will be paid in January of each succeeding year.

5.2
In the event the Participant dies following the Date of Benefit Commencement but prior to the final annual installment, the remaining unpaid benefit due the Participant will be paid to the Participant’s Beneficiary following the Participant’s death in a lump sum calculated to be the Actuarial Equivalent of the remaining unpaid benefit due the Participant.

5.3
Alienation of Benefits Prohibited.  No benefit payable at any time under the Plan shall be subject in any manner to alienation, anticipation, sale, transfer, assignment, pledge, attachment, or encumbrance or any kind, except as required by law.  No benefit payable at any time under the Plan shall be subject in any manner to the debts or liabilities of any person entitled to such benefit, and TVA shall not be required to make any payments toward such debts or liabilities.

5.4
Incapacity.  In the event that any benefit hereunder is, or becomes, payable to a minor, to a person under a legal disability, or to a person not judicially declared incompetent but who by reason of illness or mental or physical disability is, in the opinion of the Retirement Committee, incapable of personally receiving and giving valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Retirement Committee may provide for such payment or any part thereof to be made to any person or institution then contributing toward or providing for the care and maintenance of such person.  Any such payment shall be a payment for such person and shall constitute a complete discharge of the liability of TVA therefor.

6.           GENERAL PROVISIONS

6.1
Funding.  The Plan is intended as an unfunded plan of supplementary retirement benefits for selected employees of TVA.  TVA may establish appropriate reserves for the Plan on its books of account in accordance with generally accepted accounting principles.  TVA may set up a trust or trusts to manage these reserves.  Such reserves shall be, for all purposes, part of the general assets of TVA, and no Participant, Beneficiary, or other person claiming a right under the Plan shall have any interest, right, or title to such reserves except as provided by the terms of any trust established to hold such reserves.  In all events, it is the intent of TVA that the Plan be treated as unfunded for tax purposes.

6.2
Right to Amend, Suspend, or Terminate.  TVA reserves the right at any time and from time to time to amend or terminate the Plan by action of the Board or its delegatee without the consent of any Participant, Beneficiary or other person.  However, no such amendment may decrease a Participant’s Accrued Benefit as of the time of such amendment.  In the event of Plan termination, a Participant shall be entitled to receive his or her Accrued Benefit, determined as of the date of Plan termination, in the form and manner as set forth in the Plan as of the date of Plan termination.  Plan amendments may be approved and implemented by the Retirement Committee except that the Board or its delegatee reserves the right to approve any Plan amendments which could change the amount of the benefits payable under the Plan.

6.3
Right to Benefit.  No person shall have any right to a benefit under the Plan except as such benefit has become payable in accordance with the terms of the Plan, and such right shall be no greater than the rights of any unsecured general creditor of TVA.  Notwithstanding any other provision of this Plan, if an employee shall be discharged for reasons of acts of fraud, dishonesty, larceny, misappropriation, or embezzlement committed against TVA, all of such employee’s rights to benefits under this Plan shall be forfeited.

6.4
Administration of the Plan.  Except as otherwise specifically provided in the Plan, the Retirement Committee shall be the administrator of the Plan.  The Retirement Committee as plan administrator shall have full authority in its discretion to determine all questions arising in connection with the Plan, including the interpretation of the Plan, and may adopt Plan amendments (subject to section 6.2) and procedural rules and may rely on such legal counsel, actuaries, accountants, and agents as it may deem advisable to assist in the administration of the Plan.  The Retirement Committee may establish such rules and procedures as it deems appropriate to carry out the intent and purpose of the Plan.  Decisions of the Retirement Committee as plan administrator shall be conclusive and binding on all Participants and Beneficiaries.  The Retirement Committee may delegate in writing to one or more persons any of its duties as plan administrator and may revoke in writing any such designation previously made.

6.5
Titles.  The titles of the articles and sections herein are included for convenience of reference only and shall not be construed as part of this Plan or have any effect upon the meaning of the provisions hereof.  Unless the context requires otherwise, the singular shall include the plural and the masculine shall include the feminine; such words as “herein,” “hereafter,” “hereof,” and “hereunder” shall refer to this instrument as a whole and not merely to the subdivision in which such words appear.

6.6
Separability.  If any term or provision of this Plan as presently in effect or amended from time to time, or the application thereof to any payments or circumstances, shall to any extent be invalid or unenforceable, the remainder of the Plan, and the application of such term or provision to payments or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term or provision of the Plan shall be valid and enforced to the fullest extent permitted by law.

6.7
Authorized Officers.  Whenever TVA under the terms of the Plan is permitted or required to do or to perform any act or matter or thing, it shall be done and performed by a duly authorized officer of TVA.

6.8
Certain Rights and Limitations.  The establishment of the Plan shall not be construed as conferring any legal rights upon any employee or other person for a continuation of employment, nor shall it interfere with the rights of TVA to discharge any employee and to treat any employee without regard to the effect that such treatment might have upon that employee as a participant in the Plan.

6.9
Compliance with Section 409A.  At all times, to the extent Internal Revenue Code Section 409A and its implementing regulations (collectively, “Section 409A”) applies to amounts deferred under this Plan: (a) this Plan shall be operated in accordance with the requirements of Section 409A; (b) any action that may be taken (and, to the extent possible, any action actually taken) by the Board or its delegatee, the Retirement Committee, and the Participants or their Beneficiaries shall not be taken (or shall be void and without effect), if such action violates the requirements of Section 409A; (c) any provision in this Plan that is determined to violate the requirements of Section 409A shall be void and without effect; and (d) any provision that is required by Section 409A to appear in this Plan that is not expressly set forth shall be deemed to be set forth herein, and this Plan shall be administered in all respects as if such provision were expressly set forth herein.